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MCN INVESTMENT CORPORATION AND SUBSIDIARIES                         EXHIBIT 12-2
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

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
                                            Twelve Months      Twelve Months      Twelve Months
                                                Ended              Ended              Ended
                                            June 30, 1996    December 31, 1995   December 31, 1994
                                            -------------    -----------------   -----------------

EARNINGS AS DEFINED (1)(4)
Pre-tax income(2)                               $14,222            $13,163            $ 6,696
Fixed charges(3)                                 33,926             24,748             13,640
                                                -------            -------            -------
  Earnings as defined                           $48,148            $37,911            $20,336
                                                =======            =======            =======

FIXED CHARGES AS DEFINED(1)(4)
Interest, expensed                              $33,044            $24,151            $13,365
Interest, capitalized                             6,231              5,895              2,089
Amortization of debt discounts, premium
  and expense                                       795                520                275
Interest implicit in rentals                         87                 77                -
                                                -------            -------            -------
  Fixed charges as defined                      $40,157            $30,643            $15,729
                                                =======            =======            =======

Ratio of Earnings to Fixed Charges                 1.20               1.24               1.29
                                                 ======            =======            =======

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(1) Earnings and fixed charges are defined and computed in accordance with Item
    503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN Investment and its majority-owned subsidiaries,
    (b) MCN Investment's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period and, therefore, may differ from fixed charges as defined.

(4) In June 1996, MCN completed the sale of The Genix Group, its computer Services subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.